February 16, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Global Club, Inc. on Form S-1/A #3 of our audit report, dated August 30, 2008 relating to the accompanying balance sheet as of July 31, 2008 and the related statements of operations, stockholder’s equity, and cash flows from inception (June 27, 2008) through July 31, 2008, which appears in such Registration Statement.

We also consent to the incorporation and use in this Registration Statement of Global Club, Inc. on Form S-1/A #3 to the accompanying balance sheet as of October 31, 2008 and the related statements of operations, stockholder’s equity (deficit), and cash flows for the three months then ended and from June 27, 2008 (inception) through October 31, 2008, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A #3 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, Nevada

February 13, 2009